Exhibit 99.1

HCS I, INC.

FOR IMMEDIATE RELEASE

CONTACT:

John Hull

President

HCS I, Inc.

817/492-7065

HOLLYWOOD CASINO SHREVEPORT TO SEEK SALE
OF RIVERBOAT CASINO/HOTEL COMPLEX

- Hollywood Casino Shreveport Will Not Make
February 1 Interest Payments Due On Note Indebtedness -

Fort Worth, Tex. and Shreveport, Louisiana (February 3, 2004) - HCS I, Inc., the managing general partner of Hollywood Casino Shreveport (“HCS”), announced today that its Board of Directors (the “Board”) has initiated a process that it hopes will result in the sale or other disposition of the riverboat casino/hotel complex of HCS located in Shreveport, Louisiana.

HCS, an indirect subsidiary of Penn National Gaming, Inc. (Nasdaq: PENN), was acquired by Penn National in March 2003 as part of its acquisition of Hollywood Casino Corporation.  The announcement followed action by the Board authorizing HCS’s financial advisor, Libra Securities LLC, to begin contacting potential acquirors.  The Board also authorized the creation of an independent committee to oversee the sale process, consisting of the director who is not employed directly by Penn National Gaming.  The Board created the independent committee in the event that Penn National seeks to participate as a bidder in the sale process.

The Board took action after consultation with an ad hoc committee of holders of the $150 million First Mortgage Notes due 2006 and the $39 million Senior Secured Notes due 2006 (the “Notes”) issued by HCS and its subsidiary Shreveport Capital Corporation.  Although no formal agreement has been reached with the ad hoc committee regarding the sale process, HCS anticipates that it will consult with the ad hoc committee throughout the process.

There can be no assurance that the process will result in the sale or other disposition of the riverboat casino/hotel complex or that, if it does, the sale proceeds will be adequate to pay the Notes in full. HCS currently anticipates that any transaction would be effected through a federal bankruptcy proceeding.

The Board also determined not to authorize HCS to make the February 1, 2004 interest payments, aggregating $12.3 million, due on the Notes.  As previously reported by HCS, the Notes have been in default under the terms of their respective note indentures since March 2003.

-more-

Hollywood Casino Shreveport, 2/3/04

HCS I is a wholly owned, indirect subsidiary of Penn National Gaming, Inc. and the Notes are non-recourse to Penn National Gaming, Inc.

Hollywood Casino Shreveport is a riverboat casino/hotel complex located on the Red River in Shreveport, Louisiana.

In addition to historical facts or statements of current condition, this press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are subject to a number of risks and uncertainties that could cause the statements made to be incorrect and the actual results to differ materially.  HCS describes certain of these risks and uncertainties in its filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2002 and its Report on Form 10-Q for the quarter ended September 30, 2003. Some of these risks include, but are not limited to, those relating to the risks associated with HCS being in default under the Notes, risks of increased competition, risks relating to the passage of federal state or local legislation that could adversely impact its business, risks relating to the fact that HCS is heavily regulated by gaming authorities and risks related to the ability of HCS to continue as a going concern. HCS does not intend to update publicly any forward-looking statements except as required by law.  The cautionary advice in this paragraph is permitted by the Private Securities Litigation Reform Act of 1995.

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